                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             _____________________

                                 SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)

                             NewsEdge Corporation
                          (formerly Individual, Inc.)
                           --------------------------
                                (Name of Issuer)

                                 Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                  000652 49 Q1
                                  ------------
                                 (CUSIP Number)

                         SCHEDULE 13G

CUSIP No. 00065249Q1                               Page 2 of 7
          ----------

____________________________________________________________________________

1.   Name of Reporting Persons
     S.S. or I.R.S. Identification Number of Above Persons

     Burr, Egan, Deleage & Co.
     04-2681308

____________________________________________________________________________


2.   Check the Appropriate Box if a Member of a Group - Not Applicable

____________________________________________________________________________

3.   SEC Use Only

____________________________________________________________________________

4.   Citizenship or Place of Organization

     Massachusetts

____________________________________________________________________________

Number of Shares Beneficially Owned By Each Reporting Person With;

5.   Sole Voting Power

     N/A

____________________________________________________________________________

6.   Shared Voting Power

     N/A

CUSIP No.  00065249Q1                              Page 3 of 7
           ----------

____________________________________________________________________________

7.   Sole Dispositive Power

     N/A

____________________________________________________________________________

8.   Shared Dispositive Power

     N/A
____________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person.

     N/A
____________________________________________________________________________

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

     Not Applicable
____________________________________________________________________________

11.  Percent of Class Represented by Amount in Row 9.

     N/A   All holdings were distributed on 5/12/98.
____________________________________________________________________________

12.  Type of Reporting Person.

     IA
____________________________________________________________________________

CUSIP No.      00065249Q1                         Page 4 of 7
               ----------

                         SCHEDULE 13G


Item 1(a).  Name of Issuer:
---------------------------

NEWSEDGE CORPORATION


Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

80 Blanchard Road
Burlington, MA 01803


Item 2(a).  Name of Person Filing:
----------------------------------

Burr, Egan, Deleage & Co.


Item 2(b).  Address of
Principal Business Office or, if None, Residence:
-------------------------------------------------

One Post Office Square
Suite 3800
Boston, MA 02109


Item 2(c).  Citizenship:
------------------------

Massachusetts


Item 2(d).  Title of Class of Securities:
-----------------------------------------

Common Stock


Item 2(e).  CUSIP Number:
-------------------------

00065249Q1

CUSIP No. 00065249Q1                                    Page 5 of 7
          ----------

Item 3:
-------

Not Applicable


Item 4.  Ownership:
-------------------

     (a) Amount Beneficially Owned:

         N/A

     (b) Percent of Class:

         N/A

     (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               N/A

         (ii)  shared power to vote or to direct the vote:

               N/A

        (iii)  sole power to dispose or to direct the
               disposition of:

               N/A

         (iv) shared power to dispose or to direct the disposition of:

               N/A

CUSIP No. 00065249Q1                               Page 6 of 7
          ----------


Item 5.  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

EXIT FILING -- All holdings were distributed on 5/12/98.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

Not Applicable

Item 7.  Identification and Classification of the Subsidiary which Acquired the

Security Being Reported by the Parent Holding Company:
-----------------------------------------------------------

Not Applicable


Item 8.  Identification and Classification
of Members of the Group:
--------------------------------------------

Not Applicable


Item 9.  Notice of Dissolution of Group:
----------------------------------------

Not Applicable

Item 10.  Certification:
------------------------

Not Applicable

CUSIP No. 00065249Q1                               Page 7 of 7
          ----------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 9, 1999
                                         ----------------------------------
                                         Date


                                         Burr, Egan, Deleage & Co.
                                         ----------------------------------


                                         /s/ Eileen McCarthy
                                         -------------------------------
                                         Eileen McCarthy,
                                         Vice-President